UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2010

Commission File Number 333-161795

FOREX INTERNATIONAL TRADING CORP.
(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1618 N. Fairfax Avenue, Los Angeles, California 90046
(Address of principal executive offices)

323-822-1750
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

On July 1, 2010, Forex International Trading Corp. (the “Company”) entered into a Letter of Intent (the “LOI”) with Forex New York City LLC (“Forex NYC”) pursuant to which Forex NYC agreed to sell and the Company agreed to purchase a 10% interest in Forex NYC in consideration of a convertible debenture in the amount of $200,000 (the “Debenture”).

The Debenture will mature on the six month anniversary of the issuance, carry 5% interest and is convertible into shares of common stock of the Company at a 25% discount to the market price.  In lieu of issuing the Debenture, the Company may pay $200,000 in cash at closing.  The Company will also acquire an option to acquire an additional 15% of Forex NYC.  The purchase price for such option shall be based on a valuation of the greater of $2,000,000 or three times revenue.  The option shall be exercisable commencing on the 30th month following the closing of the initial acquisition and shall expire on the 48th month following the closing of the initial acquisition.

Except for various miscellaneous provisions, this LOI is non-binding.  The LOI calls for the completion of definitive documentation and completion of due diligence prior to September 1, 2010.  Final closing is subject to approval of the final definitive agreements by the Boards of Directors of the Company and Forex NYC.  Forex NYC is also required to raise a minimum of $40,000 prior to close.  There is no guarantee that the parties will reach a final agreement, that the Company will be able to raise the required funds to close the transaction or that the transaction will close on the terms set forth as agreed in the LOI.

Item 9.01.     Financial Statements and Exhibits

Exhibit Number                    Description
99.1	Letter of Intent between Forex International Trading Corp. and Forex New York City LLC dated July 1, 2010

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOREX INTERNATIONAL TRADING CORP.

	By:	/s/ Darren C. Dunckel
Name: Darren C. Dunckel
Title:CEO, President, CFO, Secretary, Treasurer and Director
Date: July 1, 2010

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